UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 18, 2025

HORMEL FOODS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	1-2402	41-0319970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hormel Place, Austin, MN	55912
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (507) 437-5611

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01465 par value	HRL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced in a Current Report on Form 8-K filed by Hormel Foods Corporation (the “Company”) on January 9, 2025 (the “Prior 8-K”), James P. Snee, President and Chief Executive Officer (“CEO”) of the Company will be retiring at the end of the Company’s fiscal year 2025, which ends October 26, 2025. On June 23, 2025, the Company announced that the Board of Directors (the “Board”) has appointed Mr. Jeffrey M. Ettinger as the Interim Chief Executive Officer of the Company (the “Interim CEO”) and Mr. John F. Ghingo as the President of the Company (the “President”), in each case effective as of July 14, 2025. The Board has also appointed Mr. Ghingo as a member of the Board, effective as of July 14, 2025 (Mr. Ettinger is already a member of the Board; he will step down as a member of its Governance Committee effective July 14, 2025).

Mr. Ettinger, age 66, brings extensive knowledge of the Company to the position of Interim CEO. He has served as a member of the Board since March 20, 2025, and previously served as President and Chief Executive Officer of the Company from 2006 until his retirement in 2016. Mr. Ettinger has served as Chairman of The Hormel Foundation (an unaffiliated community foundation that is also the beneficial holder of approximately 46% of the Company’s common stock) from August 2018 through June 2023, and again from July 2024 to present. He will step down as Chairman of The Hormel Foundation effective July 14, 2025, while remaining a member of its board. Mr. Ettinger served as the Interim President of the University of Minnesota (a public land-grant university) from June 2023 to June 2024. Mr. Ettinger served on the boards of The Toro Company, from July 2010 to June 2023, and Ecolab, Inc., from May 2015 to June 2023. Mr. Ettinger holds a Bachelor of Arts and a Juris Doctor from the University of California, Los Angeles.

Mr. Ghingo, age 52, brings over 20 years of experience in the consumer-packaged foods industry to the position of President and member of the Board. He has served as the Company’s Executive Vice President – Retail since October 2024, and previously served as the Company’s Group Vice President, Retail from September to October 2024, and President of Applegate Farms, LLC, a Company subsidiary, from April 2018 to January 2022. From January 2022 to August 2024, Mr. Ghingo served as the Chief Executive Officer of Whisps Acquisition Corporation, a better-for-you snacking company. Mr. Ghingo holds an undergraduate degree in marketing from the University of Notre Dame, and an M.B.A. from the Stern School of Business at New York University.

In connection with Mr. Ettinger’s appointment as Interim CEO, the Company has entered into an Employment Agreement, dated June 20, 2025, with Mr. Ettinger (the “Ettinger Employment Agreement”). By its terms, the Ettinger Employment Agreement will expire, and Mr. Ettinger’s service as Interim CEO will automatically terminate, on October 25, 2026.

Under the Ettinger Employment Agreement, Mr. Ettinger will be entitled to the following compensation and benefits during the term of the Ettinger Employment Agreement: (1) an annual base salary at a rate of $1,200,000 per year; (2) participation in the Company’s annual short-term incentive compensation program, with a target award opportunity equal to $2,000,000 for each fiscal year (prorated for partial fiscal years occurring during the term of the Ettinger Employment Agreement); (3) a one-time equity grant under the Company’s long-term incentive compensation plan with a grant date fair value of $7,200,000, approximately 75% of which shall consist of a stock option award and 25% of which shall consist of time-based restricted stock units, in each case vesting in substantially equal installments on October 25, 2026 and April 25, 2027; (4) standard executive benefit and health and welfare plan participation; and (5) four weeks of paid vacation for the remainder of 2025, and six weeks of paid vacation for the period of January 1, 2026 through October 26, 2026. Mr. Ettinger’s one-time equity grant will not include accelerated vesting upon retirement and will otherwise be subject to the terms of the Company’s 2018 Incentive Compensation Plan and the applicable award agreements. Mr. Ettinger will not be eligible for any additional equity grants during his tenure as Interim CEO.

Upon conclusion of Mr. Ettinger’s service as Interim CEO on October 25, 2026 (or, if earlier, upon his death or disability), Mr. Ettinger will be entitled to receive: (1) his annual base salary earned but not yet paid, any reimbursable expenses incurred but not yet reimbursed, and any vacation accrued, through such date; (2) any earned but not yet paid annual incentive for the year of his termination; and (3) payment of any benefits due under any other applicable Company plans or agreements. If Mr. Ettinger’s employment terminates for any reason other than due to the expiration of the Ettinger Employment Agreement (or his earlier death or disability), Mr. Ettinger will be entitled to receive only his annual base salary through his date of termination, and payment of any benefits due under any other appliable Company plans or agreements, including, in the event of a termination by the Company without “cause” (as defined in the Ettinger Employment Agreement) continued vesting of his equity awards.

In connection with Mr. Ghingo’s appointment as President, the Company has entered into an Employment Agreement, dated June 20, 2025, with Mr. Ghingo (the “Ghingo Employment Agreement”). By its terms, the Ghingo Employment Agreement will expire on December 31, 2026, unless it is extended or earlier terminated.

Under the Ghingo Employment Agreement, Mr. Ghingo will be entitled to the following compensation and benefits during the term of the Ghingo Employment Agreement: (1) an annual base salary at the initial rate of $730,000 per year; (2) participation in the Company’s annual short-term incentive compensation program, with a target award opportunity equal to 125% of Mr. Ghingo’s annual base salary rate for each fiscal year (prorated for service during fiscal year 2025); (3) participation in The Hormel Foods Corporation 2018 Operators’ Share Incentive Compensation Subplan, with a grant of 100,000 operators’ shares as of July 14, 2025; (4) participation in the Company’s long-term incentive compensation plan, and, as of July 14, 2025, an annual long-term incentive target of $3,200,000, approximately 50% of which will be delivered in the form of long-term performance-based cash incentive awards, 25% of which will be delivered in the form of stock option awards, and 25% of which will be delivered in the form of time-based restricted stock units (with prorated grants to be made for service during fiscal year 2025); (5) relocation benefits under the Company’s standard relocation program applicable to senior executives; (6) an additional relocation transportation benefit, not to exceed $150,000 in aggregate incremental cost to the Company, to assist Mr. Ghingo and his immediate family with commuting and relocation-related travel to and from Austin, Minnesota; (7) subject to certain conditions, a payment of up to $250,000, net, in respect of any loss Mr. Ghingo might incur on the future sale of residential property in Austin, Minnesota; (8) standard executive benefit and health and welfare plan participation; and (9) paid vacation in accordance with Company vacation policies applicable to other senior executives of the Company, provided that such vacation shall not be less than 32 days annually, plus 10 Company-paid holidays per calendar year.

Under the Ghingo Employment Agreement, in the event of an involuntary termination of Mr. Ghingo without “cause” or his resignation for “good reason” (each as defined in the Ghingo Employment Agreement) during the term of the Ghingo Employment Agreement, and subject to Mr. Ghingo’s execution and non-revocation of a general release of claims in favor of the Company, Mr. Ghingo would be entitled to receive: (1) certain accrued obligations (including his annual base salary, any reimbursable expenses incurred, and any vacation accrued, through such date, and payment of any earned but unpaid annual incentive for the prior fiscal year); (2) a $2,000,000 cash lump sum payment; (3) forgiveness of repayment obligations under cash sigh-on or relocation programs; and (4) payment of any benefits due under any other applicable Company plans or agreements. The definition of “good reason” includes the failure of the Company to modify, by December 31, 2026, Mr. Ghingo’s reporting relationship such that he reports directly to the full Board. If Mr. Ghingo’s employment terminates due to his death or disability during the term of the Ghingo Employment Agreement, Mr. Ghingo will be entitled to receive the items described in clauses (1) and (3) of the preceding sentence. If Mr. Ghingo’s employment terminates for any reason other than an involuntary termination without cause or resignation for good reason, or due to his earlier death or disability, he will be entitled to receive only his annual base salary earned but not yet paid through his date of termination, and payment of any benefits due under any other appliable Company plans or agreements.

Messrs. Ettinger and Ghingo have each previously entered into the Company’s standard indemnification agreement applicable to senior executives and Mr. Ghingo has previously entered into the Company’s standard restrictive covenant agreement applicable to senior executives; Mr. Ettinger will do the same. The Ghingo Employment Agreement supersedes and replaces prior sign-on agreements entered into between the Company and Mr. Ghingo. Neither Mr. Ettinger nor Mr. Ghingo will be eligible for any additional compensation for their service on the Board while serving as Interim CEO and President, respectively.

When the respective appointments of Messrs. Ettinger and Ghingo are effective, Mr. Snee will step down from membership on the Board and transition to non-executive employment with the Company as a special advisor to assist with transition matters until October 26, 2025. On October 26, 2025, Mr. Snee’s employment will end. As described in the Prior 8-K, Mr. Snee and the Company are expected to enter into an 18-month consulting agreement on October 27, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORMEL FOODS CORPORATION

By:	/s/ Colleen Batcheler
	Name:	Colleen Batcheler
	Title:	Senior Vice President, External Affairs and General Counsel

Date: June 23, 2025